UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2008
I-FLOW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-18338	33-0121984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20202 Windrow Drive
Lake Forest, California 92630
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 206-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 15, 2008, the Amended and Restated Loan and Security Agreement dated May 8, 2003 (the “Agreement”) by and between I-Flow Corporation (the “Company”) and Silicon Valley Bank (“SVB”), which was renewed by an amendment to the Agreement dated as of August 6, 2008, expired by its terms. On December 18, 2008, the Company entered into an amendment to the Agreement with SVB effective as of December 18, 2008 (the “Amendment”), which extended the term of the Agreement to December 17, 2009. Pursuant to the terms of the Amendment, SVB has agreed to provide the Company with a $20 million revolving credit facility. The line of credit facility bears interest at one percentage point above SVB’s prime rate, but no less than 4.0% per annum. SVB’s prime rate is currently 4.0% per annum. The Amendment also contains covenants with which the Company must comply, including covenants that pertain to the ratio of certain assets and liabilities of the Company and to the amount of adjusted net losses. The Amendment includes a waiver by SVB of the requirement that the Company comply with the adjusted net loss financial covenant in the Agreement for the fiscal quarter ended September 30, 2008. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is filed with this current report on Form 8-K:

Exhibit No.	Description

10.1	Amendment to Amended and Restated Loan and Security Agreement between Silicon Valley Bank and I-Flow Corporation, dated as of December 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2008	I-FLOW CORPORATION
	By:	/s/ James R. Talevich
James R. Talevich
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment to Amended and Restated Loan and Security Agreement between Silicon Valley Bank and I-Flow Corporation, dated as of December 18, 2008.